Exhibit 99.2


           IMMEDIATE RELEASE                          February 24, 2005
           CONTACTS:
           Brent Larson,                              Tim Ryan,
           Vice President / CFO                       The Trout Group
           614 793 7500                               212 477 9007
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                NEOPROBE ESTABLISHES CORPORATE IND FOR LYMPHOSEEK
        Neoprobe Assumes Corporate Responsibility for Clinical Evaluation

DUBLIN, OHIO -- February 24, 2005 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that U.S. Food and Drug Administration
(FDA) has accepted its request to establish a corporate Investigational New Drug
(IND) application for Lymphoseek(TM). With the establishment of the corporate IND, responsibility for the clinical and commercial development of Lymphoseek has been officially transferred from the University of California, San Diego
(UCSD) to Neoprobe. Lymphoseek is intended to be used in biopsy procedures for the detection of lymph nodes in a variety of tumor types including breast, melanoma, prostate, gastric and colon cancers.

In connection with the transfer of responsibility for the Lymphoseek IND from UCSD to Neoprobe, FDA has provided guidance suggesting Lymphoseek be evaluated in a multi-center clinical study to confirm the findings observed by the UCSD researchers. This initial multi-center trial would then be followed by a confirmatory Phase III study using the final cGMP material. Neoprobe intends to commence enrollment in the first of the two multi-institutional studies as soon as the appropriate regulatory and institutional review board clearances are received. These multi-center studies are planned to be conducted at some of the leading cancer treatment institutions in the world. FDA guidelines also require Neoprobe to complete some additional preclinical activities prior to the initiation of the multi-center trials. Neoprobe has initiated this preclinical work in parallel to its other development activities and intends to submit an IND amendment prior to the initiation of the multi-center studies.

Dr. Richard Orahood, Neoprobe's Medical Director, said, "To date, the clinical and preclinical results that have been completed demonstrate the benefits of Lymphoseek. We believe the properties of Lymphoseek will be confirmed by the patients to be involved in the multi-center studies."

David C. Bupp, Neoprobe's President and CEO, said,"The guidance we have received during our discussions with FDA has resulted in positive modifications to our clinical development plan and, to this point, has not significantly affected the overall number of patients to be accrued or our originally anticipated timeline for filing a New Drug Application (NDA) for Lymphoseek by mid-2006."

Bupp continued, "Neoprobe has selected Reliable Biopharmaceutical of St. Louis, MO to produce the cGMP material and Reliable has already successfully completed an initial demonstration run of bulk material. In addition, Neoprobe has selected a well known clinical research organization, i3 Research, to manage and oversee the multi-center trials to be initiated for Lymphoseek."

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About Neoprobe

Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons for intraoperative lymphatic mapping. Neoprobe is also in the process of commercializing the Quantix(R) line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd., that are designed to be used by cardiovascular surgeons, neurosurgeons and critical care physicians. In addition, Neoprobe holds significant interests in the development of related biomedical systems and agents including Lymphoseek(TM) and RIGScan(R) CR. Lymphoseek is an investigational drug being developed as a lymphatic tracing agent in conjunction with the University of California, San Diego. The RIGS(R) system is an investigational technology that combines the Company's gamma detection device technology with a proprietary disease-specific radiolabeled cancer targeting agent, and a patented surgical method to get real-time information to locate tumor deposits that may not be detectable by conventional methods. Before surgery, a cancer patient is injected with one of the targeting agents, which circulates throughout the patient's body and binds specifically to cancer cell antigens or receptors. Concentrations of the targeting agent are then located during surgery by the company's gamma-detection instrument, which emits an audible tone to direct the surgeon to targeted tissue. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company's products are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its product, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.